Exhibit 99.1

Raphael Industries Ltd. Signs Heads of Agreement

Reno, Nevada - (FSC – October 15, 2010) – Raphael Industries Ltd. (Nasdaq OTC: RPHA) announces that it has executed a non-binding heads of agreement for farm-in to certain oil and gas permits in Queensland Australia. The heads of agreement is confidential until a binding agreement is executed by the parties and will terminate in 45 days unless a definitive agreement has been executed.  In connection with the signing of the heads of agreement, and the proposed change of business strategy, the Company intends to change its name to Sino American Oil Company.